CONTACT: MARCUS C. ROWLAND, CHIEF FINANCIAL OFFICER
                                                (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                 TOM PRICE, JR., VICE PRESIDENT-
APRIL 2, 1997                              CORPORATE DEVELOPMENT
                                           (405)848-8000, EXT. 257

                  CHESAPEAKE ENERGY CORPORATION ANNOUNCES
            PRODUCTION RESULTS OF BROWN #1-H IN GIDDINGS FIELD

OKLAHOMA CITY, OKLAHOMA, APRIL 2, 1997 -- Chesapeake Energy Corporation (NYSE:CHK) announced today the completion of its Brown #1-H in Washington County, Texas. Located in the Independence portion of the deep Giddings Field, this single lateral horizontal Austin Chalk well commenced production on March 30{th} and is currently producing at a daily rate of
100.3 million cubic feet of natural gas on a 48/64" choke with flowing tubing pressure of 5,025 psi. Chesapeake owns a 67% working interest in the Brown and Belco Oil & Gas Corp. owns 30%.

Tom L. Ward, Chesapeake's Chief Operating Officer, stated, "We are proud that our exploration team has drilled another truly world class well. Based on initial flow rates and according to Petroleum Information data, the Brown is both the most productive horizontal well ever drilled and the most productive well of any type drilled onshore in the U.S. during the past ten years. The completion of the Brown at a true vertical depth of 14,600' and Chesapeake's successful deep horizontal drilling program in Louisiana increasingly demonstrate the attractive economics of drilling deep horizontal Austin Chalk wells."

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented further, "With the Brown completion, Chesapeake has drilled 77 horizontal wells deeper than 13,000', more than twice the number of the next most active horizontal driller, confirming Chesapeake's status as the recognized worldwide leader in deep horizontal drilling expertise. In the future, we expect to widen our lead as we develop a five-year inventory of deep drilling opportunities on our 1.5 million net acres of undeveloped leasehold in the Giddings Field in Texas and in the Louisiana Austin Chalk Trend. This inventory is more than twice the size of the deep Austin Chalk undeveloped acreage owned by our nearest competitor. The combination of Chesapeake's substantial acreage base, our proven geological and engineering expertise in developing deep fractured carbonates, and our cash position of approximately $400 million has Chesapeake well positioned to continue leading the industry in creating shareholder value."

Chesapeake Energy Corporation is an independent energy producer headquartered in Oklahoma City. The company focuses on utilizing advanced drilling and completion technologies to develop significant new oil and natural gas discoveries in major onshore producing areas of the United States.

                                   ####

THE INFORMATION IN THIS RELEASE INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON ASSUMPTIONS THAT IN THE FUTURE MAY PROVE NOT TO HAVE BEEN ACCURATE. THOSE STATEMENTS, AND CHESAPEAKE ENERGY CORPORATION'S BUSINESS AND PROSPECTS, ARE SUBJECT TO A NUMBER OF RISKS, INCLUDING PRODUCTION VARIANCES FROM EXPECTATIONS, VOLATILITY OF OIL AND GAS PRICES, THE NEED TO DEVELOP AND REPLACE ITS RESERVES, THE SUBSTANTIAL CAPITAL EXPENDITURES
REQUIRED TO FUND ITS OPERATIONS, ENVIRONMENTAL RISKS, DRILLING AND OPERATING RISKS, RISKS RELATED TO EXPLORATION AND DEVELOPMENT DRILLING, UNCERTAINTIES ABOUT ESTIMATES OF RESERVES, COMPETITION, GOVERNMENT REGULATION, AND THE ABILITY OF THE COMPANY TO IMPLEMENT ITS BUSINESS STRATEGY. THESE AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S REPORTS THAT ARE AVAILABLE FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.